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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (From S-3) and related Prospectus of Rational Software Corporation for the registration of 476,272 shares of its common stock and to the incorporation by reference therein of our reports dated April 22, 1996, with respect to the consolidated financial statements of Rational Software Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP



San Jose, California
July 26, 1996